Exhibit 5.2

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	$550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc.

Ladies and Gentlemen:

We have acted as special Alabama counsel to Outback Alabama, Inc., an Alabama corporation (the “Covered Guarantor”), in connection with (i) the proposed issuance by OSI Restaurant Partners, LLC, a Delaware corporation, and OSI Co-Issuer, Inc., a Delaware corporation (collectively the “Co-Issuers”), in the exchange offer (the “Exchange Offer”) of $550,000,000 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”),which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantee”) by the Covered Guarantor and (iii) the preparation of the registration statement on Form S-4 filed by the Co-Issuers and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantee under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 14, 2007 (as amended and supplemented through the date hereof, the “Indenture”), between the Co-Issuers, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Exchange Guarantee are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

OSI Restaurant Partners, LLC OSI Co-Issuer, Inc.	May 9, 2008

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Co-Issuers and the Covered Guarantor and of public officials.

The opinion expressed below is limited to matters governed by the laws of the State of Alabama.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Guarantee has been duly authorized by all requisite corporate action of the Covered Guarantor.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantee. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Bradley Arant Rose & White LLP
Bradley Arant Rose & White LLP